Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement No. 2-93928 and No. 33-40028 on Form S-8 for J.B. Hunt Transport Services, Inc. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of J.B. Hunt Transport Services, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of J.B. Hunt Transport Services, Inc.

/s/ KPMG LLP

Tulsa, Oklahoma
March 11, 2005